NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard-Lascar Associates / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Reports Fourth Quarter and Full Year 2012 Results

Company schedules conference call for March 7, 2013 at 11:30 a.m. Eastern

DALLAS, TEXAS, March 6, 2013 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and year ended December 31, 2012. Net income for the fourth quarter of 2012 was $22.2 million, or $0.35 per share, compared to net loss of $(12.9) million, or $(0.23) per share, for the same period last year. Excluding special items, Alon recorded net income of $36.1 million, or $0.58 per share, for the fourth quarter of 2012, compared to net loss of $(43.7) million, or $(0.78) per share, for the same period last year.
Net income for the year ended December 31, 2012 was $79.1 million, or $1.29 per share, compared to $42.5 million, or $0.77 per share, for the same period last year. Excluding special items, Alon recorded net income of $127.4 million, or $2.13 per share, for the year ended December 31, 2012, compared to $30.9 million, or $0.56 per share, for the prior year.
The net income discussed above includes the affects of net income (loss) attributable to non-controlling interest.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands)
Net income (loss)	$30,892	$(13,989)	$90,597	$43,748
Net income (loss) attributable to non-controlling interest	8,705	(1,076)	11,463	1,241
Net income (loss) available to stockholders	$22,187	$(12,913)	$79,134	$42,507
Paul Eisman, President and CEO, commented, “In the fourth quarter we successfully completed the initial public offering of Alon USA Partners, LP (NYSE: ALDW). This transaction highlighted the value of the assets of Alon USA Partners, LP; we sold approximately 18% of the units, and used the entire proceeds to reduce debt. We are very pleased with our results in 2012 and are especially satisfied that we were able to strengthen our balance sheet by reducing total debt by $463 million, net debt by $422 million, and also reducing net debt to total capitalization to 43%. During the fourth quarter, we reduced total debt by $212 million and net debt by $282 million.
“We are also pleased with our operating results in the fourth quarter. Adjusted EBITDA for the quarter was approximately $120 million despite being negatively impacted by $30 million of realized losses on commodity swap hedge positions. Our Adjusted EBITDA of $434 million for the year was negatively impacted by $98 million of realized losses on commodity swap hedge positions.
“The positive margin environment that we saw during most of 2012 continued to remain strong through the fourth quarter. During the quarter, we increased throughput at our Big Spring and Krotz Springs refineries with each averaging over 72,000 barrels per day. We generated very favorable operating margins of $25.26 per barrel at our Big Spring refinery, benefiting from strong location differentials at both Midland and Cushing. At Krotz Springs, we generated an operating margin of $10.36 per barrel as we were able to take advantage of cheaper WTI Midland priced crudes averaging over 30,000 barrels per day for the fourth quarter and averaging over 20,000 barrels per day for the entire year.
“We continue to evaluate alternatives to improve the short and long-term profitability of our California refining operations. As discussed in our November earnings release, with the end of the asphalt season we suspended our California refining operations in November. As part of the suspension, we took measures to reduce the operating costs at our California refineries. We are currently purchasing asphalt to build inventories in preparation for the 2013 season. We are also conducting an engineering study at our Bakersfield refinery location while we are in the permitting process that would allow us to ship, via rail, lighter mid-continent crudes to replace the heavier West Coast crudes currently used in the California system. We expect that the lighter mid-continent crudes will enable us to increase light product yield and significantly reduce asphalt yield.
“In the first quarter of 2013, we are performing maintenance at both the Big Spring and Krotz Springs refineries. We expect the average throughput at the Big Spring refinery to be approximately 60,000 barrels per day and approximately 57,000 barrels per day at the Krotz Springs refinery. At Krotz Springs, we expect to process approximately 28,000 barrels per day of WTI priced crudes in the first quarter.
“For the full year of 2013, we expect the average throughput at the Big Spring refinery to be approximately 68,000 barrels per day and approximately 69,000 barrels per day at the Krotz Springs refinery. At Krotz Springs, we expect to process approximately 30,000 barrels per day of WTI priced crudes in 2013.”
FOURTH QUARTER 2012
Special items reduced earnings by $14.0 million for the fourth quarter of 2012 which included after-tax losses of $11.6 million and $5.4 million associated with the write-off of unamortized original issuance discount and debt issuance costs recognized with the prepayment of Alon USA Energy, Inc. term loans, respectively. These after-tax losses were offset by after-tax gains of $2.8 million associated with unrealized gains on commodity swaps and $0.3 million associated with gains recognized on disposition of assets. Special items increased earnings by $30.7 million for the fourth quarter of 2011 which included after-tax gains of $21.6 million associated with unrealized gains on commodity swaps, $8.8 million associated with heating oil call option crack spread contracts and $0.4 million associated with gains recognized on disposition of assets.
Also impacting earnings for the fourth quarter of 2012 was pre-tax realized losses on commodity swaps of $29.8 million. There were no significant realized losses on commodity swaps for the fourth quarter of 2011.
The combined average refinery throughput for the fourth quarter of 2012 averaged 154,410 barrels per day ("bpd"), consisting of 72,109 bpd at the Big Spring refinery, 10,066 bpd at the California refineries and 72,235 bpd at the Krotz Springs refinery, compared to a combined refinery average throughput of 150,996 bpd for the fourth quarter of 2011, consisting of 71,700 bpd at the Big Spring refinery, 27,141 bpd at the California refineries and 52,155 bpd at the Krotz Springs refinery where throughput was reduced from a planned shutdown.
Refinery operating margin at the Big Spring refinery was $25.26 per barrel for the fourth quarter of 2012 compared to $14.14 per barrel for the same period in 2011. This increase is due to higher Gulf Coast 3/2/1 crack spreads and a widening of the WTI to WTS spread. Refinery operating margin at the California refineries was $6.50 per barrel for the fourth quarter of 2012, compared to $(3.98) per barrel for the same period in 2011. This increase is due to higher West Coast 3/1/1/1 crack spreads and higher light product yields. Refinery operating margin at the Krotz Springs refinery was $10.36 per barrel for the fourth quarter of 2012, compared to $(6.03) per barrel for the same period in 2011. This increase is mainly due to lower crude oil costs with the addition of WTI priced crude oils and higher Gulf Coast 2/1/1 high sulfur diesel crack spreads.
The average Gulf Coast 3/2/1 crack spread was $27.10 per barrel for the fourth quarter of 2012 compared to $19.95 per barrel for the fourth quarter of 2011. The average West Coast 3/1/1/1 crack spread for the fourth quarter of 2012 was $13.80 per barrel compared to $3.58 per barrel for the fourth quarter of 2011. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the fourth quarter of 2012 was $9.03 per barrel compared to $(1.50) per barrel for the fourth quarter of 2011.
The average WTI to WTS spread for the fourth quarter of 2012 was $9.55 per barrel compared to $0.84 per barrel for the same period in 2011. The average LLS to WTI spread for the fourth quarter of 2012 was $20.08 per barrel compared to $23.32 per barrel for the same period in 2011. The average WTI to Buena Vista spread for the fourth quarter of 2012 was $(15.97) per barrel compared to $(19.80) per barrel for the same period in 2011.
Asphalt margins for the fourth quarter of 2012 were $26.84 per ton compared to $65.83 per ton for the fourth quarter of 2011. On a cash basis, asphalt margins in the fourth quarter of 2012 were $13.17 per ton compared to $22.41 per ton in the fourth quarter of 2011. This decrease was primarily due to higher raw materials costs for the fourth quarter of 2012. The average blended asphalt sales price increased 7.6% from $548.87 per ton in the fourth quarter of 2011 to $590.79 per ton in the fourth quarter of 2012 and the average non-blended asphalt sales price increased 15.6% from $300.50 per ton in the fourth quarter of 2011 to $347.25 per ton in the fourth quarter of 2012.
Retail fuel sales volume increased 8.1% from 40.7 million gallons in the fourth quarter of 2011 to 44.0 million gallons in the fourth quarter of 2012. Merchandise sales increased 6.4% from $72.4 million in the fourth quarter of 2011 to $77.0 million in the fourth quarter of 2012.
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the branded marketing operations for the full fourth quarter and full year ended December 31, 2012 is included in the refining and marketing segment. Prior period segment results have been changed to conform with current period presentation.
YEAR-TO-DATE 2012
Special items reduced earnings by $48.3 million for 2012 which included after-tax losses of $17.4 million associated with the write-off of unamortized original issuance discounts associated with the prepayment of term loans, $5.4 million associated with the write-off of unamortized debt issuance costs, $19.6 million associated with unrealized losses on commodity swaps, $4.4 million associated with heating oil call option crack spread contracts and $1.4 million associated with losses on disposition of assets. Special items increased earnings by $11.7 million for 2011 which included after-tax gains of $21.6 million associated with unrealized gains on commodity swaps, $13.5 million associated with a reduction in system inventories and $0.5 million associated with gains on disposition of assets offset by after-tax losses of $23.9 million associated with heating oil call option crack spread contracts.
Also impacting earnings were pre-tax realized losses on commodity swaps of $98.2 million in 2012 and $1.9 million in 2011.
The combined refinery average throughput for 2012 averaged 154,700 bpd, consisting of 68,946 bpd at the Big Spring refinery, 17,877 bpd at the California refineries and 67,877 bpd at the Krotz Springs refinery, compared to a combined refinery average throughput 146,149 bpd in 2011, consisting of 63,614 bpd at the Big Spring refinery, 22,815 bpd at the California refineries, and 59,720 bpd at the Krotz Springs refinery, where throughput was reduced during the second quarter of 2011 due to flooding in Louisiana and the impact on crude oil supply to the refinery.
Refinery operating margin at the Big Spring refinery was $23.50 per barrel for 2012 compared to $20.89 per barrel for 2011. This increase is due to higher Gulf Coast 3/2/1 crack spreads and a widening of the WTI to WTS spread. Refinery operating margin at the California refineries was $2.36 per barrel for 2012 compared to $(1.31) per barrel for 2011. This increase reflects higher West Coast 3/1/1/1 crack spreads. Refinery operating margin at the Krotz Springs refinery was $8.30 per barrel for 2012 compared to $3.05 per barrel for 2011. This increase is mainly due to lower crude oil costs with the addition of WTI priced crude oils and higher Gulf Coast 2/1/1 high sulfur diesel crack spreads.
The average Gulf Coast 3/2/1 crack spread for 2012 was $27.43 per barrel compared to $23.37 per barrel for 2011. The average West Coast 3/1/1/1 crack spread for 2012 was $13.08 per barrel compared to $9.20 per barrel for 2011. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for 2012 was $11.29 per barrel compared to $7.00 per barrel for 2011.
The average WTI to WTS spread for 2012 was $5.46 per barrel compared to $2.06 per barrel for 2011. The average LLS to WTI spread for 2012 was $16.46 per barrel compared to $16.76 per barrel for 2011. The average WTI to Buena Vista spread for 2012 was $(14.48) per barrel compared to $(13.36) per barrel for 2011.
Asphalt margins in 2012 increased to $42.64 per ton compared to $26.99 per ton in 2011. On a cash basis, asphalt margins in 2012 were $27.39 per ton compared to $14.97 per ton in 2011. This increase was primarily due to asphalt sales prices increasing more than crude oil costs. The average blended asphalt sales price increased 8.9% from $541.44 per ton in 2011 to $589.63 per ton in 2012 and the average non-blended asphalt sales price increased 14.0% from $326.69 per ton in 2011 to $372.36 per ton in 2012.
Retail fuel sales volume increased by 9.0% from 156.7 million gallons in 2011 to 170.8 million gallons in 2012. Merchandise sales increased 5.7% from $298.2 million in 2011 to $315.1 million in 2012.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, March 7, 2013, at 11:30 a.m. Eastern, to discuss the fourth quarter 2012 results. To access the call, please dial 877-941-9205, or 480-629-9771, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through March 21, 2013, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4593762#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company directly owns crude oil refineries in California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 180,000 barrels per day. Alon also owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 70,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2011, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2011, IS UNAUDITED)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,954,785	$1,882,869	$8,017,741	$7,186,257
Operating costs and expenses:
Cost of sales	1,710,252	1,777,210	7,117,449	6,494,883
Unrealized (gains) losses on commodity swaps	(5,522)	(31,936)	31,936	(31,936)
Direct operating expenses	82,999	83,190	313,242	285,666
Selling, general and administrative expenses (2)	42,383	35,527	161,401	143,122
Depreciation and amortization (3)	28,929	33,684	121,929	113,730
Total operating costs and expenses	1,859,041	1,897,675	7,745,957	7,005,465
Gain (loss) on disposition of assets	529	568	(2,309)	729
Operating income (loss)	96,273	(14,238)	269,475	181,521
Interest expense (4)	(51,459)	(24,530)	(129,572)	(88,310)
Equity earnings of investees	1,050	1,353	7,162	5,128
Other income (loss), net (5)	207	15,392	(6,584)	(35,673)
Income (loss) before income tax expense (benefit)	46,071	(22,023)	140,481	62,666
Income tax expense (benefit)	15,179	(8,034)	49,884	18,918
Net income (loss)	30,892	(13,989)	90,597	43,748
Net income (loss) attributable to non-controlling interest	8,705	(1,076)	11,463	1,241
Net income (loss) available to stockholders	$22,187	$(12,913)	$79,134	$42,507
Earnings (loss) per share, basic	$0.35	$(0.23)	$1.29	$0.77
Weighted average shares outstanding, basic (in thousands)	61,041	55,853	57,501	55,431
Earnings (loss) per share, diluted	$0.33	$(0.23)	$1.24	$0.69
Weighted average shares outstanding, diluted (in thousands)	67,535	55,853	63,917	61,401
Cash dividends per share	$0.04	$0.04	$0.16	$0.16
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$172,312	$11,198	$387,810	$69,560
Investing activities	(21,544)	(22,412)	(104,980)	(126,542)
Financing activities	(247,929)	(7,321)	(323,600)	142,361
OTHER DATA:
Adjusted net income (loss) available to stockholders (6)	$36,137	$(43,656)	$127,392	$30,850
Adjusted earnings (loss) per share (6)	0.58	(0.78)	2.13	0.56
Adjusted EBITDA (7)	120,408	(11,126)	433,524	268,321
Capital expenditures (8)	21,628	21,505	93,901	112,625
Capital expenditures for turnaround and chemical catalyst	23	2,739	11,460	9,734

	December 31, 2012	December 31, 2011
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$116,296	$157,066
Working capital	87,242	99,452
Total assets	2,223,574	2,330,382
Total debt	587,017	1,050,196
Total equity	621,186	395,784

REFINING AND MARKETING SEGMENT (A)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,719,183	$1,749,514	$7,241,935	$6,558,625
Operating costs and expenses:
Cost of sales	1,514,298	1,692,054	6,519,547	6,028,709
Unrealized (gains) losses on commodity swaps	(5,522)	(31,936)	31,936	(31,936)
Direct operating expenses	74,724	72,804	278,725	243,018
Selling, general and administrative expenses	14,204	8,758	51,215	39,190
Depreciation and amortization	24,754	24,620	103,638	90,701
Total operating costs and expenses	1,622,458	1,766,300	6,985,061	6,369,682
Gain (loss) on disposition of assets	26	—	(2,502)	12
Operating income (loss)	$96,751	$(16,786)	$254,372	$188,955
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$25.26	$14.14	$23.50	$20.89
Refinery operating margin – CA Refineries (10)	6.50	(3.98)	2.36	(1.31)
Refinery operating margin – Krotz Springs (10)	10.36	(6.03)	8.30	3.05
Refinery direct operating expense – Big Spring (11)	4.17	3.80	4.00	4.23
Refinery direct operating expense – CA Refineries (11)	23.23	10.15	12.59	7.32
Refinery direct operating expense – Krotz Springs (11)	3.84	4.56	3.85	3.67
Capital expenditures	$13,551	$15,231	$68,112	$92,022
Capital expenditures for turnaround and chemical catalyst	23	2,739	11,460	9,734
PRICING STATISTICS:
WTI crude oil (per barrel)	$88.10	$94.03	$94.14	$95.07
WTS crude oil (per barrel)	78.55	93.19	88.68	93.01
Buena Vista crude oil (per barrel)	104.07	113.83	108.62	108.43
LLS crude oil (per barrel)	110.69	112.41	111.53	110.98
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$27.10	$19.95	$27.43	$23.37
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	$13.80	$3.58	$13.08	$9.20
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$9.03	$(1.50)	$11.29	$7.00
Crude oil differentials (per barrel):
WTI less WTS (13)	$9.55	$0.84	$5.46	$2.06
WTI less Buena Vista (13)	(15.97)	(19.80)	(14.48)	(13.36)
LLS less WTI (13)	20.08	23.32	16.46	16.76
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.60	$2.59	$2.82	$2.75
Gulf Coast ultra-low sulfur diesel	3.04	2.96	3.05	2.97
Gulf Coast high sulfur diesel	2.99	2.93	2.99	2.91
West Coast LA CARBOB (unleaded gasoline)	2.86	2.80	3.03	2.89
West Coast LA ultra-low sulfur diesel	3.09	3.06	3.11	3.05
Natural gas (per MMBTU)	3.54	3.48	2.83	4.03

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the branded marketing operations for the full fourth quarter and full year ended December 31, 2012 is included in the refining and marketing segment. Prior period segment results have been changed to conform with current period presentation.

________________

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	48,894	67.8	57,335	80.0	52,190	75.7	51,202	80.4
WTI crude	19,180	26.6	11,306	15.8	14,396	20.9	10,023	15.8
Blendstocks	4,035	5.6	3,059	4.2	2,360	3.4	2,389	3.8
Total refinery throughput (14)	72,109	100.0	71,700	100.0	68,946	100.0	63,614	100.0
Refinery production:
Gasoline	37,572	52.3	37,443	52.1	34,637	50.3	31,105	49.1
Diesel/jet	22,612	31.4	23,035	32.0	22,329	32.5	20,544	32.3
Asphalt	3,615	5.0	4,638	6.4	4,084	5.9	4,539	7.1
Petrochemicals	4,199	5.8	4,354	6.1	4,054	5.9	3,837	6.0
Other	3,939	5.5	2,452	3.4	3,706	5.4	3,488	5.5
Total refinery production (15)	71,937	100.0	71,922	100.0	68,810	100.0	63,513	100.0
Refinery utilization (16)		97.2%		98.1%		97.3%		90.8%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	6,592	65.5	8,778	32.4	9,071	50.7	5,677	24.9
Heavy crude	1,423	14.1	15,720	57.9	8,038	45.0	14,962	65.6
Blendstocks	2,051	20.4	2,643	9.7	768	4.3	2,176	9.5
Total refinery throughput (14)	10,066	100.0	27,141	100.0	17,877	100.0	22,815	100.0
Refinery production:
Gasoline	3,152	30.3	6,350	23.8	3,716	20.8	4,969	22.0
Diesel/jet	4,096	39.4	10,601	39.6	6,503	36.4	7,938	35.1
Asphalt	630	6.1	7,154	26.8	4,580	25.6	6,632	29.4
Heavy unfinished	2,333	22.4	1,790	6.7	2,603	14.6	2,292	10.2
Other	186	1.8	816	3.1	462	2.6	735	3.3
Total refinery production (15)	10,397	100.0	26,711	100.0	17,864	100.0	22,566	100.0
Refinery utilization (16)		11.1%		33.8%		23.6%		28.5%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	30,449	42.2	—	—	20,111	29.6	—	—
Gulf Coast sweet crude	39,605	54.8	51,728	99.2	46,924	69.2	58,979	98.8
Blendstocks	2,181	3.0	427	0.8	842	1.2	741	1.2
Total refinery throughput (14)	72,235	100.0	52,155	100.0	67,877	100.0	59,720	100.0
Refinery production:
Gasoline	34,775	47.3	21,733	41.0	29,081	42.4	24,852	41.4
Diesel/jet	29,688	40.4	23,515	44.3	28,466	41.4	27,436	45.6
Heavy Oils	2,624	3.6	3,873	7.3	2,709	3.9	2,904	4.8
Other	6,384	8.7	3,930	7.4	8,464	12.3	4,914	8.2
Total refinery production (15)	73,471	100.0	53,051	100.0	68,720	100.0	60,106	100.0
Refinery utilization (16)		84.3%		70.7%		80.7%		77.9%

ASPHALT SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$154,454	$119,414	$603,896	$554,549
Operating costs and expenses:
Cost of sales (17)	149,193	103,484	563,516	524,964
Direct operating expenses	8,275	10,386	34,517	42,648
Selling, general and administrative expenses	1,042	1,247	4,230	5,080
Depreciation and amortization	1,585	1,377	5,866	6,376
Total operating costs and expenses	160,095	116,494	608,129	579,068
Gain on disposition of assets	504	—	505	—
Operating income (loss)	$(5,137)	$2,920	$(3,728)	$(24,519)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	168	188	842	915
Non-blended asphalt sales volume (tons in thousands) (19)	28	54	105	181
Blended asphalt sales price per ton (18)	$590.79	$548.87	$589.63	$541.44
Non-blended asphalt sales price per ton (19)	347.25	300.50	372.36	326.69
Asphalt margin per ton (20)	26.84	65.83	42.64	26.99
Capital expenditures	$885	$1,767	$9,420	$3,225

RETAIL SEGMENT (A)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$224,604	$204,644	$907,918	$833,470
Operating costs and expenses:
Cost of sales (17)	190,217	172,375	770,394	701,597
Selling, general and administrative expenses	26,761	25,334	104,996	98,100
Depreciation and amortization (3)	2,251	6,973	10,298	14,728
Total operating costs and expenses	219,229	204,682	885,688	814,425
Gain (loss) on disposition of assets	(1)	568	(312)	717
Operating income	$5,374	$530	$21,918	$19,762
KEY OPERATING STATISTICS:
Number of stores (end of period) (21)	298	302	298	302
Retail fuel sales (thousands of gallons)	44,003	40,731	170,848	156,662
Retail fuel sales (thousands of gallons per site per month) (21)	51	47	50	45
Retail fuel margin (cents per gallon) (22)	20.6	22.0	20.2	21.4
Retail fuel sales price (dollars per gallon) (23)	$3.35	$3.24	$3.47	$3.41
Merchandise sales	$77,020	$72,421	$315,082	$298,233
Merchandise sales (per site per month) (21)	$86	$80	$88	$82
Merchandise margin (24)	32.7%	32.0%	32.5%	32.8%
Capital expenditures	$6,231	$4,239	$14,141	$15,838

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the branded marketing operations for the full fourth quarter and full year ended December 31, 2012 is included in the refining and marketing segment. Prior period segment results have been changed to conform with current period presentation.

________________

(1)
Includes excise taxes on sales by the retail segment of $17,082 and $15,799 for the three months ended December 31, 2012 and 2011, respectively, and $66,563 and $60,686 for the years ended December 31, 2012 and 2011, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $376 and $188 for the three months ended December 31, 2012 and 2011, respectively, and $960 and $752 for the years ended December 31, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $339 and $714 for the three months ended December 31, 2012 and 2011, respectively, and $2,127 and $1,925 for the years ended December 31, 2012 and 2011, respectively, which are not allocated to our three operating segments. In the retail segment for the three months and year ended December 31, 2011, depreciation and amortization includes $4,625 for the write-off of deferred costs.

(4)
Interest expense for the year ended December 31, 2012 includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with our repayment of the Alon Brands Term Loan and charges of $18,750 and $8,826 for the write-off of unamortized original issuance discount and debt issuance costs associated with the repayment of Alon USA Energy, Inc. term loans, respectively.

(5)
Other income (loss), net for the year ended December 31, 2012 and for the three months and year ended December 31, 2011 is substantially the gain (loss) on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax loss on write-off of unamortized original issuance discount, after-tax (gain) loss on heating oil call option crack spread contracts, after-tax unrealized (gains) losses on commodity swaps, after-tax gain from reduction in system inventories and after-tax (gain) loss on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands)
Net income (loss) available to stockholders	$22,187	$(12,913)	$79,134	$42,507
Plus: Write-off of unamortized debt issuance costs, net of tax	5,416	—	5,416	—
Plus: Write-off of unamortized original issuance discount, net of tax	11,632	—	17,413	—
Plus: (Gain) loss on heating oil call option crack spread contracts, net of tax	—	(8,803)	4,413	23,894
Plus: Unrealized (gains) losses on commodity swaps, net of tax	(2,817)	(21,563)	19,599	(21,563)
Less: Gain from reduction in system inventories, net of tax	—	—	—	(13,508)
Less: (Gain) loss on disposition of assets, net of tax	(281)	(377)	1,417	(480)
Adjusted net income (loss) available to stockholders	$36,137	$(43,656)	$127,392	$30,850
Adjusted earnings (loss) per share *	$0.58	$(0.78)	$2.13	$0.56

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings (loss) per share.

(7)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps and gain (loss) on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps and gain (loss) on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three months and years ended December 31, 2012 and 2011, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands)
Net income (loss) available to stockholders	$22,187	$(12,913)	$79,134	$42,507
Net income (loss) attributable to non-controlling interest	8,705	(1,076)	11,463	1,241
Income tax expense (benefit)	15,179	(8,034)	49,884	18,918
Interest expense	51,459	24,530	129,572	88,310
Depreciation and amortization	28,929	33,684	121,929	113,730
(Gain) loss on disposition of assets	(529)	(568)	2,309	(729)
Unrealized (gains) losses on commodity swaps	(5,522)	(31,936)	31,936	(31,936)
(Gain) loss on heating oil call option crack spread contracts	—	(14,813)	7,297	36,280
Adjusted EBITDA	$120,408	$(11,126)	$433,524	$268,321

(8)
Includes corporate capital expenditures of $961 and $268 for the three months ended December 31, 2012 and 2011, respectively, and $2,228 and $1,540 for the years ended December 31, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin excludes realized losses on commodity swaps of $29,774 and $84,084 for the three months and year ended December 31, 2012, respectively.

The refinery operating margins for the three months and year ended December 31, 2012 excludes approximately $8,000 primarily from negative inventory effects. The refinery operating margins for the three months and year ended December 31, 2011 excludes approximately $3,000 primarily from positive inventory effects and approximately $10,000 primarily from negative inventory effects, respectively.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries by the applicable refinery’s total throughput volumes. Direct operating expenses related to the period prior to the start-up of the Bakersfield refinery of $3,356 for the year ended December 31, 2011 have been excluded from the per barrel measurement calculation.

(12)
We compare our Big Spring refinery's per barrel operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market value of WTI, a light, sweet crude oil, the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel.

We compare our California refineries' per barrel operating margin to the West Coast 3/1/1/1 crack spread. A 3/1/1/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted into one barrel of gasoline, one barrel of diesel and one barrel of fuel oil. We calculate the West Coast 3/1/1/1 crack spread using the market value of Buena Vista crude oil, the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel and LA 380 pipeline CST (fuel oil).
We compare our Krotz Springs refinery's per barrel operating margin to the Gulf Coast 2/1/1 crack spread. A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market value of Light Louisiana Sweet, or LLS, crude oil, the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The throughput data of the California refineries for the years ended December 31, 2012 and 2011, reflects substantially eight months of throughput as the California refineries were not in operation for the first quarter 2012 and 2011 or December 2012 and 2011. The throughput data of the Krotz Springs refinery for the year ended December 31, 2011, reflects approximately a one month shutdown due to flooding in Louisiana and the impact on crude supply to the refinery and a two week shutdown in November for the tie-in of capital projects work.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)	At December 31, 2012, we had 298 convenience stores of which 286 sold fuel. At December 31, 2011, we had 302 convenience stores of which 290 sold fuel.

(22)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(24)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.